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Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Paul G. Van Wagenen
(713) 297-5000

HURRICANE IVAN RESULTS IN LOWER THIRD QUARTER PRODUCTION FOR POGO;
GULF OF MEXICO SHUT-INS AWAIT PIPELINE REPAIRS

IMPORTANT OFFSHORE EXPLORATORY DRILLING PROGRAM SET TO BEGIN

SOUTH TEXAS AND SOUTH PASS PROPERTY ACQUISITIONS ANNOUNCED;
2004 CAPITAL BUDGET INCREASED $255 MILLION, TO $820 MILLION

QUARTERLY DIVIDEND INCREASED BY 25%

        HOUSTON, TX—October 19, 2004—Pogo Producing Company ("PPP"—NYSE) recorded third quarter 2004 net income of $86,612,000, or $1.36 per share, on revenues of $364,197,000, compared to net income in the third quarter of 2003 totaling $67,660,000, or $1.07 per share, on revenues of $279,332,000. For the first three quarters of 2004, Pogo's net income was $223,441,000, or $3.50 per share, on revenues of $998,972,000, compared to the first nine months of 2003 when net income was $235,856,000, or $3.79 per share, on revenues of $889,151,000.

        Discretionary cash flow in the third quarter and the first three quarters of 2004 was $196,468,000 and $574,279,000, respectively, compared to discretionary cash flow of $190,955,000 in the third quarter and $546,857,000 in the first nine months of 2003. Net cash provided by operating activities during the third quarter and first three quarters of 2004 was $224,592,000 and $572,849,000, respectively, compared to $187,238,000 and $579,462,000 for the same time periods in 2003.

        Pogo's Chairman and Chief Executive Officer, Paul G. Van Wagenen, said, "Approximately two-thirds of Pogo's Gulf of Mexico production remains shut-in as a result of significant hurricane-related damage to several outside-owned crude oil and natural gas pipelines in the Main Pass and South Pass areas. Some of the most productive of Pogo's offshore blocks are located in that particular sector of the Gulf, including Pogo's fine Main Pass Blocks 61/62 field. Until the pipelines and related infrastructure are repaired, some 23,000 barrels of Pogo's oil per day, plus 33 million cubic feet of our natural gas per day (mmcf/d) will continue to be shut-in."

        Mr. Van Wagenen also said, "That delayed revenue and cash flow is very material to Pogo's current quarterly results, and will also impact the fourth quarter and perhaps, but to a much lesser extent, the first quarter of 2005. Production is delayed until the pipeline owners complete their repairs, but the hydrocarbons are not lost. They will be produced." In order to protect its cash flow, Pogo has in place business interuption insurance covering many of the blocks now affected by the shut-in. Coverage begins sixty days after the blocks were shut-in and continues until the production is restored.

DRILLING PACE AT RECORD LEVEL

        Pogo drilled 94 wells in the third quarter, completing 88 of them as producers, a 94% success rate. Additionally, as the third quarter ended, there were 61 wells currently being drilled, including all of Pogo's major operating regions. For the first nine months of 2004, Pogo drilled 248 wells, completing 233 as producers, again a 94% rate of success. The fourth quarter, weather permitting, should be even busier from the standpoint of exploratory drilling. Pogo's very meaningful exploration drilling program in the Gulf of Mexico is already underway, and will continue for the rest of 2004 and into early 2005.

PROPERTY ACQUISITIONS ANNOUNCED; 2004 CAPITAL BUDGET INCREASED 45%

        Mr. Van Wagenen noted, "Pogo has agreed to acquire some 23 billion cubic feet equivalent (Bcfe) of natural gas reserves in Lavaca and Hidalgo counties of south Texas. The properties presently produce net volumes of about 6 mmcf/d from the Frio, Vicksburg and Wilcox formations. Closing of this $43.8 million transaction should occur in early November. Up to six new wells in these fields are already planned for 2005, to accelerate current production rates." In mid-September, Pogo also acquired the interest of one of its offshore partners in the South Pass Block 49 field.

        Today's acquisition of south Texas reserves and the South Pass interest combined with the purchase of San Juan Basin (New Mexico) properties Pogo announced in late August, prompted the Board of Directors today to authorize a $255 million (45%) increase in Pogo's 2004 capital and exploration budget, bringing it to $820 million.

        Pogo's 2004 property acquisitions made or announced to-date total $302 million in expenditures, or 37% of the newly-adjusted $820 million capital and exploration budget. In addition to their exploration potential, the purchases cumulatively total 179 Bcfe of estimated proven reserves. The impact of about 40 mmcf/d of cumulative additional production will largely fall in 2005 when all the property purchases are closed. Mr. Van Wagenen added, "Our balance sheet remains rock solid. We will continue to actively seek other attractively priced properties with drilling potential wherever they might be found in our focus areas."

THE GULF OF MEXICO

        Two successful wells were drilled to accelerate the impressive recoveries from Pogo's excellent Main Pass Blocks 61/62 field. The C-7 and C-8 wells were each completed during the third quarter, initially adding a cumulative 2,500 barrels per day of productive capacity. As a result of Hurricane Ivan, that field is now entirely shut-in, along with several other important Pogo fields in that same region of the Gulf of Mexico.

        A dry third quarter exploratory well, the Mississippi Canyon Block 705 No. 2, was also drilled, resulting in a charge against Pogo's third quarter earnings of about $5.1 million.

        One of the big stories of the fourth quarter and early 2005 will be the drilling of six important exploratory wells in the Gulf of Mexico. Five of those outercontinental shelf wells will target deeper drilling depths between 14,000 and 21,000 feet subsea. Estimated drilling costs of those wells are expected to range from $8 to $18 million per well. The company developed these prospects by utilizing newly-acquired 3-D seismic information. Due to the longer drilling operations required to reach such depths, plus the deviated trajectory of some of the wells and the hurricane-related delays in arrival of the contracted drilling rigs from their preceding jobs, a couple of these six wells probably will not reach their objective depths until at least January. Deeper Gulf of Mexico wells take longer to drill and cost a bit more money, but the target sizes are commensurate with the costs. That is what makes this exploration program so potentially meaningful to Pogo.

THAILAND

        Third quarter development drilling was the busiest in the history of Pogo's license Block B8/32. Thirty successful third quarter wells were drilled across four platform areas located in three different producing fields. Six of the new development wells were drilled from the Tantawan "D" platform, including the fine Tantawan D-21 well, which logged 100 feet of oil pay, and 46 feet of natural gas section. Six wells were drilled on Benchamas "L" platform, and 10 new wells were drilled and are now being completed on Benchamas "N", potentially an excellent producing platform that logged an average of 219 feet of pay per well. The new Jarmjuree field "A" platform also has eight additional third quarter development wells. Pogo began producing at Jarmjuree very recently.

        The biggest challenge facing Pogo and its joint venture partner in Thailand is to redirect the daily production toward new wells with higher oil-to-gas ratios in order to more effectively utilize the crude oil productive capacity of the field. At present, Thailand production of oil is averaging 45,000 barrels per day, or 18,000 barrels net to Pogo's revenue interest. In order to fully utilize the gross productive equipment capacity recently installed at Benchamas field, Pogo and its operator-partner will have to employ a combination of more oil-producing wells plus installation of additional production equipment such as multi-phase pumps and additional compression. That task is likely to take several months to accomplish.

ONSHORE REGIONS

        Pogo's third quarter marked some important activity in the San Juan Basin of New Mexico. The five most recent wells drilled in the 50% Pogo-owned Gardner field successfully supplemented the field's Fruitland Coal formation delivery capacity. The third quarter Gardner C-3A through C-7A wells are now averaging 2.1 mmcf/d per well. Several 2005 Mesaverde formation wells are also planned for that same Gardner field area. As announced in late August, Pogo acquired some additional leasehold interests in the San Juan Basin, with transactions closing in September and December of this year. Those acquisitions should add 15 mmcf/d of net 2005 deliverability to Pogo, and should prompt the drilling of about 50 new wells during 2005 and 2006.

        In the Permian Basin, 27 third quarter wells were drilled, with 25 being completed as producers. Significant among the successes was the 65% Pogo-owned Eddy County, New Mexico Seven Rivers (Morrow) field. In that field, Pogo completed the 17 Federal No. 1, which tested at a gross rate of 1.6 mmcf/d, and the 20 Com. No. 1, which flowed at 2.1 mmcf/d. Elsewhere in west Texas, in Irion and Schleicher Counties, 11 successful Canyon wells were completed during the third quarter, averaging 0.5 mmcf/d per well. Pogo's ownership interest averages about 70% on these leases, where six more wells are now being drilled, and five more are expected to spud before year-end.

        Fourteen successful producers in the onshore Gulf Coast area resulted from drilling of 16 wells during the third quarter. Four more Gulf Coast wells were being drilled as the quarter ended. Among the third quarter successes was the Haynes No. 129, 70%-owned by Pogo, which logged a Los Mogotes (Zapata County, Texas) field record of 99 feet of net pay. It tested 5.5 mmcf/d of natural gas. Also at Los Mogotes field, the 50%-owned Cassin No. A-2 logged 85 feet of net pay. The newly-announced property acquisition in Hidalgo and Lavaca Counties should prompt the drilling of up to six more wells in 2005. In connection with that acquisition, Pogo has now entered into a costless collar of $6.00 by $9.25 in 2005 and $5.50 by $8.25 in 2006 covering an additional 10 mmcf/d of natural gas production.

        In Madden field, Wyoming, the operator drilled 11 new wells to the Lower Fort Union horizon during the quarter yielding 10 successes. Thirteen more wells were drilling or completing as the third quarter closed. The deeper Frontier No. 1-6 well, having run into some mechanical difficulties, is being sidetracked and should reach its target depth by January.

INTERNATIONAL OPERATIONS

        In Hungary, Pogo was preparing to begin testing the Orm-K-5 (Kenderes area) well on the Szolnok license area as the third quarter ended. That well has now been flow-tested at a calculated rate of 7.1 mmcf/d on a 20/64-inch choke with a flowing tubing pressure of 3,445 pounds per square inch. Some 60% of the gas stream tested was methane, the balance being inert ingredients. The well will be temporarily abandoned, as were all four prior Szolnok wells, awaiting a definitive determination as to commerciality of this license area. Pogo's decision to lay gathering lines and install production equipment in this area rests upon the results of the Orm-K-4 well, the next well to be drilled, or perhaps the Orm-K-12, which could follow.

        Pogo has contracted for a new 3-D seismic acquisition program covering over 275,000 acres within the 1,043,000-acre New Zealand exploration license. Data gathering is expected to begin in late December. Following processing and analysis, an exploration drilling program could be underway late next year.

QUARTERLY DIVIDEND INCREASED BY 25%

        Pogo's Board of Directors declared a common stock dividend of $0.0625 (six and one-quarter cents) per share of Pogo Producing Company common stock to be paid on November 19, 2004, to shareholders of record as of November 5, 2004. Pogo's Chairman, Mr. Van Wagenen, said, "This move represents a 25% increase in the typical quarterly dividend Pogo has been paying. Although all future dividends are subject to the approval of Pogo's Board, this increase in Pogo's longstanding dividend policy demonstrates the company's continuing commitment to its shareholders, as well as Pogo's ability to achieve and sustain fundamental economic growth."

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Natural gas
Price per Mcf	$4.75	$4.25	$4.81	$4.48
Production (sales), Mcf per day	338,730	284,525	325,537	296,919
Crude Oil and Condensate
Price per barrel	$44.40	$27.80	$38.34	$29.04
Production, barrels per day	47,228	61,364	50,225	63,366
Sales, barrels per day	50,416	62,670	51,184	63,183
Total liquids
Production, barrels per day	50,948	65,288	54,526	67,334
Sales, barrels per day	54,137	66,594	55,485	67,151
A summary of unaudited results follows, stated in thousands, except per share amounts
Revenues:
Oil and gas	$364,024	$278,484	$998,010	$887,347
Other	173	848	962	1,804

	$364,197	$279,332	$998,972	$889,151

Income before cumulative effect of change in accounting principle	$86,612	$67,660	$223,441	$240,022
Cumulative effect of change in accounting principle	—	—	—	(4,166)

Net income	$86,612	$67,660	$223,441	$235,856

Earnings (loss) per share:
Basic-
Income before cumulative effect of change in accounting principle	$1.36	$1.07	$3.50	$3.86
Cumulative effect of change in accounting principle	—	—	—	(0.07)

Net income	$1.36	$1.07	$3.50	$3.79

Diluted-
Income before cumulative effect of change in accounting principle	$1.35	$1.06	$3.47	$3.74
Cumulative effect of change in accounting principle	—	—	—	(0.07)

Net income	$1.35	$1.06	$3.47	$3.67

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company's ability to internally fund exploration and development activities and to service or incur debt. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP. The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses. Other companies may define discretionary cash flow differently. A reconciliation to net cash provided by operating activities is as follows:

Net cash provided by operating activities	$224,592	$187,238	$572,849	$579,462
Remove changes in operating assets and liabilities	(33,310)	2,285	(17,143)	(37,696)
Add back exploration expenses	5,186	1,432	18,573	5,091

Discretionary cash flow	$196,468	$190,955	$574,279	$546,857

Net cash used in investing activities	$(244,171)	$(102,790)	$(486,338)	$(260,608)

Net cash provided by (used in) financing activities	$8,167	$(153,076)	$(96,740)	$(292,329)

* * *

        Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 93 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas. Pogo also owns approximately 804,000 gross leasehold acres in major oil and gas provinces in the United States, approximately 687,000 gross acres in the Gulf of Thailand, approximately 764,000 gross acres in Hungary, and 1,043,000 acres in New Zealand. Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "PPP".

        Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management's current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company. Statements identified by words such as "expects," "projects," "plans," "believes," "estimates," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo's operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo's reports filed with the Securities and Exchange Commission. Pogo disclaims any responsibility to update these forward-looking statements.

        There will be a financial analyst telephone conference call on Tuesday, October 19, 2004 at 1:30 p.m. CDT. The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com. A rebroadcast will be available at that website through January 25, 2005. Microsoft Media Player is required to access the webcast. It can be downloaded from http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx.

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  Exhibit 99.1